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Exhibit 99.1

CARSON CITY, Nev., (July 20) Sierra Pacific Resources announced that Nevada's electric utilities, state regulators and several other parties took critical steps today toward a global settlement of issues revolving around restructuring the electric utility industry in the state, setting new electric rates for Nevada Power Company customers and resolving other issues involved in state and federal court cases filed by the utilities.

Additional agreements between the parties that settle other electric utility issues are likely to be heard by the Public Utilities Commission of Nevada
(PUCN) in early August. The agreements involving the state court case must also be approved by Nevada District Court Judge Michael Griffin.

Under terms of the agreements, Nevada Power Company will be permitted to increase its electricity prices by approximately $48 million to recover costs for fuel and purchased power. Monthly rates for an average residential customer in southern Nevada using 1,100-kilowatt hours of electricity will rise approximately $3.53, or 4.7 percent, as a result of the increase. Prices for commercial and industrial customers will increase between 5 and 6 percent. The utility does not realize a profit on rates related to fuel and purchased power costs.

Despite the increase, electricity prices in southern Nevada remain significantly lower than in other areas of the Pacific Southwest: 30 percent lower than major cities in Arizona, and 50 percent lower than major cities in California.

Like other electric utilities in the West, Nevada Power has been confronted with an unprecedented and extremely volatile energy market over the past several months. That has forced the company to pay significantly more for fuel and purchased power, costs the company has not been able to recover, while meeting increased demands for electricity caused by a period of above-normal temperatures, particularly in southern Nevada.

Current rates for Nevada Power's northern Nevada affiliate, Sierra Pacific Power Company, will not immediately change. However, both utilities will institute mandatory monthly rate adjustments to reflect changes in fuel and purchased power costs (both increases and decreases), beginning Sept. 1, 2000. Limits are set on the adjustments.

General rates for Nevada Power and Sierra Pacific customers -- the component of electric rates that includes everything but fuel and purchased power -- will remain frozen until March 1, 2003.

During the hearings, the PUCN Commissioners called the phased in transition for Customer Choice a "wise course."

The agreement also outlines procedures for the opening of the state's retail electric market to competition. These procedures are intended to balance the interests of customers, employees and shareholders as restructuring moves forward. The agreement states that restructuring will be phased in for different customer groups, beginning November 1, 2000, and ending December 31, 2001, according to the following schedule:
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November 1, 2000 - the largest commercial customers, including large resorts, mines and the Southern Nevada Water Authority
April 1, 2001 - medium commercial customers
June 1, 2001 - small commercial customers
September 1, 2001 - December 1, 2001 - residential customers

To facilitate retail open access, the companies filed a transmission tariff this week with the Federal Energy Regulatory Commission and will pursue formation of a regional transmission organization to oversee the operation of the various electric transmission systems.

Sierra Pacific Power and Nevada Power are subsidiaries of Sierra Pacific Resources (NYSE: SRP - news), a holding company headquartered in Reno Nevada.
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Nevada Power is the electric utility for southern Nevada, and Sierra Pacific
Power is the electric utility for most of northern Nevada and the Lake Tahoe area of California, and a natural gas and water distributor in the Reno - Sparks area.